Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pulse Biosciences, Inc.

We hereby consent to the use in the Prospectus constituting a part of this pre-effective amendment number 3 to Form S-1 Registration Statement (registration number 333-208694) of our report dated December 21, 2015, relating to the consolidated balance sheets of BioElectroMed Corp. and Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, which is contained in the Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.

May 3, 2016

Santa Monica, California